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                                                                   EXHIBIT 16.1




June 11, 1998


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Cobb Resources Corporation and, under the date of October 9, 1992 we reported on the financial statements of Cobb Resources Corporation as of June 30, 1992 and 1991 and for the years then ended. On June 11, 1998, our appointment as principal accountants was terminated. We have read Cobb Resources Corporation's statements included under Item 4 of its Form 8-K dated June 11, 1998. We agree with such statements, except that we are not in a position to agree or disagree with Cobb Resources Corporation's statement that the change was recommended and approved by the Company's board of directors and we are not in a position to agree or disagree with Cobb Resources Corporation's statement that Ham, Langston & Brezina, L.L.P. was not consulted or did not provide a written report or oral advice regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Cobb Resources Corporation's financial statements.

Very truly yours,



/s/ Coopers & Lybrand, L.L.P.